SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                          Niagara Mohawk Holdings, Inc.
                                (Name of Issuer)

                         Common Stock, $ 0.01 par value
                         (Title of Class of Securities)

                                    653520106
                                 (CUSIP Number)

                                 January 9, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

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CUSIP No. .............................................................653520106

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................9,929,502

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................9,929,502

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......9,929,502

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................6.20%

12)  Type of Reporting Person.................................................HC

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CUSIP No. .............................................................653520106

1)  Name of Reporting Person................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2518466

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................5,709,502

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................5,709,502

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......5,709,502

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................3.56%

12)  Type of Reporting Person.................................................BD

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CUSIP No. .............................................................653520106

1)  Name of Reporting Person.............................Lehman Brothers Special
                                                         Financing Inc.

     S.S. or I.R.S. Identification No. of Above Person................11-2751029

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................5,600,000

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................5,600,000

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......5,600,000

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................3.49%

12)  Type of Reporting Person.................................................CO

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CUSIP No. .............................................................653520106

1)  Name of Reporting Person.......................Lehman Brothers U.K. Holdings
                                                   (Delaware) Inc.

     S.S. or I.R.S. Identification No. of Above Person................22-3335453

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................4,220,000

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................4,220,000

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......4,220,000

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.63%

12)  Type of Reporting Person.................................................CO

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CUSIP No. .............................................................653520106

1)  Name of Reporting Person....................Lehman Brothers UK Holdings Ltd.

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................4,220,000

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................4,220,000

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......4,220,000

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.63%

12)  Type of Reporting Person.................................................CO

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CUSIP No. .............................................................653520106

1)  Name of Reporting Person........................Lehman Brothers Holdings Plc

     S.S. or I.R.S. Identification No. of Above Person............... 52-2038706

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................4,220,000

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................4,220,000

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......4,220,000

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.63%

12)  Type of Reporting Person.................................................CO

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CUSIP No. .............................................................653520106

1)  Name of Reporting Person.......................Lehman Brothers International
                                                   (Europe)

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................4,220,000

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................4,220,000

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......4,220,000

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.63%

12)  Type of Reporting Person.................................................CO

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Item 1(a).    Name of Issuer:

                  Niagara Mohawk Holdings, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                  300 Erie Boulevard West
                  Syracuse, New York 13202

Item 2(a).    Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Inc.
                  Lehman Brothers Special Financing Inc.
                  Lehman Brothers U.K. Holdings (Delaware) Inc.
                  Lehman Brothers UK Holdings Ltd.
                  Lehman Brothers Holdings Plc
                  Lehman Brothers International (Europe)


Item 2(b).    Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers Inc.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers Special Financing Inc.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers U.K. Holdings (Delaware) Inc.
                  399 Park Avenue
                  New York, New York 10022

                  Lehman Brothers UK Holdings Ltd.
                  1 Broadgate
                  London EC2M7HA

                  Lehman Brothers Holdings Plc
                  1 Broadgate
                  London EC2M7HA

                  Lehman Brothers International (Europe)
                  1 Broadgate
                  London EC2M7HA

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Item 2(c).    Citizenship or Place of Organization:

         Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Special Financing Inc. ("LBSF") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers U.K. Holdings (Delaware) Inc. ("LB UK Holdings") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers UK Holdings Ltd. ("LB UK Ltd.") is a corporation organized under the laws of the United Kingdom.

         Lehman Brothers Holdings Plc ("LBH Plc") is a corporation organized under the laws of the United Kingdom.

         Lehman Brothers International (Europe) ("LBIE") is a corporation organized under the laws of the United Kingdom.


Item 2(d).    Title of Class of Securities:

                  Common Stock, $ 0.01 par value (the "Common Stock")

Item 2(e).    CUSIP Number:

                  653520106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the
                      1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)
                      (ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act
              (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership

(a)      Amount Beneficially Owned

                  See Item 9 of cover page.

(b)      Percent of Class:

                  See Item 11 of cover page.
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              (c) Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                  (ii) shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition
                  (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  LBSF is the actual owner of 5,600,000 shares of Common Stock. LBSF is a wholly-owned subsidiary of LBI, which is a wholly-owned subsidiary of Holdings.

                  LBI is the actual owner of 109,502 shares of Common Stock. LBI is a wholly-owned subsidiary of Holdings.

                  LBIE is the actual owner of 4,220,000 shares of Common Stock. LBIE is a wholly-owned subsidiary of LBH Plc, which is a wholly-owned subsidiary of LB UK Ltd., which is a wholly-owned subsidiary of LB UK Holdings, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings is deemed to be the beneficial owner of the shares of Common Stock owned by LBIE, LBSF and LBI; LB UK Holdings, LB UK Ltd. and LBH Plc are deemed to be beneficial owners of the shares of Common Stock owned by LBSF; and LBI is deemed to be the beneficial owner of the shares of Common Stock owned by LBSF.

Item 8.       Identification and Classification of Members of the Group

                  Not Applicable

Item 9.       Notice of Dissolution of Group

                  Not Applicable

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Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 22, 2002

LEHMAN BROTHERS HOLDINGS INC.


By:  /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Vice President

LEHMAN BROTHERS INC.

     /s/ Barrett S. DiPaolo
By: -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Vice President


LEHMAN BROTHERS SPECIAL FINANCING INC.


By:  /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory


LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.


By:    /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory

LEHMAN BROTHERS UK HOLDINGS LTD.


By:   /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC


By:  /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)


By:   /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory

                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: January 22, 2002

LEHMAN BROTHERS HOLDINGS INC.


By:   /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Vice President

LEHMAN BROTHERS INC.

     /s/ Barrett S. DiPaolo
By: -------------------------------------------
      Name: Barrett S. DiPaolo
      Title:   Vice President

LEHMAN BROTHERS SPECIAL FINANCING INC.


By:  /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory


LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.


By:   /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS LTD.


By:   /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC


By:  /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory

LEHMAN BROTHERS INTERNATIONAL (EUROPE)


By:    /s/ Barrett S. DiPaolo
    -------------------------------------------
      Name:  Barrett S. DiPaolo
      Title:    Authorized Signatory







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